                                                                    Exhibit 99.1


                     GEON EXPECTS LOWER QUARTERLY EARNINGS


CLEVELAND, OHIO - JUNE 15, 1998 -- The Geon Company (NYSE: GON) today announced that second-quarter earnings will be lower than the previously estimated $0.40 to $0.45 per share. Geon anticipates earnings will be between $0.20 and $0.25 per share. First-quarter earnings were $0.25 per share.

The Company cited an unsuccessful $0.03-per-pound price increase scheduled for May and lower resin market prices as the primary causes of the reduced earnings estimates. Failure to realize the selling price increase will unfavorably affect Geon's earnings by approximately $0.24 per share. Industry capacity additions earlier this year, as well as a decline in Far East Asian demand, have reduced industry capacity utilization despite improved North American customer demand.

In addition, the Company also noted second-quarter earnings were affected by higher-than-anticipated costs for the scheduled LaPorte, Texas, vinyl chloride monomer plant maintenance shutdown and Australian and Canadian currency declines. Geon expects these factors will lower second-quarter earnings by about $0.15 per share.

The other units of Geon, including vinyl compounds and specialty dispersion resins, continue to perform well. The recent acquisitions of Plast-O-Meric, Inc. and the Wilflex Ink Division of Flexible Products Company, however, will have only a slight, positive impact on second-quarter earnings.

The Geon Company is a leading North American-based polymer service and technology company with operations in compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, and more are available on the Internet at http://www.geon.com.


                                      *****

Media & Investor Contact:  Dennis Cocco
                           Vice President, Corporate & Investor Affairs,
                           (440) 930-1538